EXHIBIT 99.1

Simmons First Reports Exercise of Option for Additional Common Stock

PINE BLUFF, Ark., Dec. 11, 2009 (GLOBE NEWSWIRE) -- Simmons First National Corporation (Nasdaq:SFNC) today announced the closing of the underwriters' exercise of their over-allotment option to purchase an additional 397,500 shares of the Company's common stock at a purchase price of $24.50 per share, less underwriting discounts and commissions. The over-allotment option was granted in connection with the Company's previously announced public offering of 2,650,000 shares of its common stock at $24.50 per share. The Company expects net proceeds from the offering, including the exercise of the over-allotment option, after deducting underwriting discounts and commissions and estimated offering expenses, to be approximately $70.5 million. Stephens Inc. is serving as lead book-runner, and Stifel, Nicolaus & Company, Incorporated is serving as joint book-runner for the offering. Raymond James & Associates, Inc. is serving as co-manager.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering will be made only by means of a prospectus and related prospectus supplement, which may be accessed through EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company or any underwriter participating in the offering will arrange to send investors the prospectus if requested by contacting Stephens Inc., Attn: Syndicate, 111 Center Street, Little Rock, AR 72201, or by faxing (501) 377-2404, calling toll-free (800) 643-9691 or emailing sfarmer@stephens.com, or from Stifel, Nicolaus & Company, Incorporated, ATTN: Prospectus Department, One South Street, 15th Floor, Baltimore, MD 21202, or calling (443) 224-1988.

Simmons First National Corporation

Simmons First National Corporation is a multi-bank financial holding company registered under the Bank Holding Company Act of 1956, as amended. The Company is headquartered in Arkansas and conducts its business operations through eight community banks operating in 88 offices, of which 84 are financial centers, located in 47 communities in Arkansas. The Company's common stock trades on the NASDAQ Global Select Market under the symbol "SFNC."

The Simmons First National Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4819

Forward Looking Statements

This release contains forward-looking statements regarding the Company's plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Actual results could differ materially from the forward-looking statements discussed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC's website, www.sec.gov. All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

CONTACT:  Simmons First National Corporation
          David W. Garner, Senior Vice President and
           Investor Relations Officer
          (870) 541-1000